UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2025

Cardiff Oncology, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35558	27-2004382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11055 Flintkote Avenue
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 952-7570

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CRDF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2025, Dr. Fairooz Kabbinavar and Cardiff Oncology, Inc. (the “Company”) agreed that he would be stepping down from his position as Chief Medical Officer. Dr. Kabbinavar agreed to enter into an agreement pursuant to which he will provide advisory services to the Company from time to time.

On June 17, 2025, the Company announced that it has appointed Dr. Roger Sidhu as its new Chief Medical Officer and entered into an employment agreement with Dr. Sidhu on June 16, 2025 (the “Sidhu Employment Agreement”).

Under the terms of the Sidhu Employment Agreement, Dr. Sidhu is entitled to receive an annual base salary of $515,000 and an annual performance bonus with a target amount equal to 45% of his annual base salary based upon the Board’s assessment of Dr. Sidhu’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the Sidhu Employment Agreement, Dr. Sidhu was also granted a non-qualified option to purchase 600,000 shares of our common stock with an exercise price of $3.86 per share. The options were granted as inducement grants in accordance with Nasdaq Listing Rule 5635(c)(4). 25% of the shares subject to the option will vest on June 16, 2026 and the remaining shares vest in 36 equal monthly installments thereafter, subject to Dr. Sidhu’s continued service. In addition, the Sidhu Employment Agreement contains non-competition and non-solicitation provisions.

Pursuant to the terms of the Sidhu Employment Agreement, if Dr. Sidhu’s employment is terminated by the Company for cause or as a result of Dr. Sidhu’s death or permanent disability, or if Dr. Sidhu terminates his employment agreement voluntarily, Dr. Sidhu will be entitled to receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus earned but not yet paid through the date of his termination, and (iii) all business expenses reasonably and necessarily incurred by Dr. Sidhu prior to the date of termination. If Dr. Sidhu’s employment is terminated by the Company without cause or by Dr. Sidhu for good reason, Dr. Sidhu will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Dr. Sidhu of his employment voluntarily, in addition to (provided that Dr. Sidhu executes a written release with respect to certain matters) a severance payment equal to his base compensation for 12 months from the date of termination and the bonus and any benefits that Dr. Sidhu would be eligible for during such 12 month period.

In addition, if Dr. Sidhu’s employment is terminated: (a) by the Company without cause within 12 months prior to a change of control (as defined in the Sidhu Employment Agreement) that was pending during such 12 month period, (b) by Dr. Sidhu for good reason within 12 months after a change of control, or (c) by the Company without cause at any time upon or within 12 months after a change of control, Dr. Sidhu will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Dr. Sidhu of his employment voluntarily, in addition to the severance payments due if Dr. Sidhu’s employment is terminated by the Company without cause or by Dr. Sidhu for good reason, and all of Dr. Sidhu’s unvested stock options and other equity awards would immediately vest and become fully exercisable (x) in the event a change of control transaction is pending, for a period of six months following the date of termination, and (y) in the event a change of control transaction is not then pending, for the period of time set forth in the applicable agreement evidencing the award.

There are no arrangements or understandings between Dr. Sidhu and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Dr. Sidhu and any of the Company’s other directors or executive officers.

The foregoing description of the Sidhu Employment Agreement is not complete and is qualified in its entirety by reference to the Sidhu Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On June 17, 2025, the Company issued a press release announcing the appointment of Dr. Sidhu as Chief Medical Officer. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Employment Agreement dated June 16, 2025 by and between Dr. Roger Sidhu and Cardiff Oncology, Inc.
99.1	Press Release of Cardiff Oncology, Inc. dated June 17, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIFF ONCOLOGY, INC.

Date:	June 17, 2025	By:	/s/ Mark Erlander
Mark Erlander Chief Executive Officer